Exhibit 99.1
[ONEOK Logo]	News
June 14, 2005	Analyst Contact: Weldon Watson
918-588-7158 Media Contact: Lori Webster 918-588-7570

ONEOK announces notes offering

Tulsa, Oklahoma--ONEOK, Inc. (NYSE:OKE) today announced that it has agreed to sell $800 million of notes, comprised of $400 million in 10-year maturities with a coupon of 5.20 percent and $400 million in 30-year maturities with a coupon of 6.00 percent. The notes will be issued under the company's existing shelf registration statement previously filed with the Securities and Exchange Commission. The net proceeds will be used to repay commercial paper borrowings and for general corporate purposes.

The joint book-running managers for the offering are Citigroup Global Markets Inc. and UBS Securities LLC. The sale is expected to close on June 17, 2005.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes. A copy of the prospectus relating to the offering may be obtained from:

Citigroup Global Markets Inc.	UBS Securities LLC
Prospectus Department	Fixed Income Syndicate
Brooklyn Army Terminal	677 Washington Blvd.
Brooklyn, NY 11220	Stamford, CT 06901
(718) 765-6732	(203) 719-1000

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas.  We gather, process, store and transport natural gas in the mid-continent region of the United States.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States.  We are also involved in oil and gas production in Oklahoma and Texas.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ can be found in the company's Securities and Exchange Commission filings.

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